                                                                     EXHIBIT 11

                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                         1735 MARKET STREET, 51ST FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-7599
                                 (215) 665-8500


                                                                 March 22, 2000

AIM International Funds, Inc.
11 Greenway Plaza
Suite 100
Houston, Texas   77046

     Re: Shares of Stock of AIM Global Income Fund and AIM Global Growth Fund, Portfolios of AIM International Funds, Inc.

Ladies and Gentlemen:

                     We have acted as counsel to AIM International Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Agreement and Plan of Reorganization between the Company, acting on behalf of AIM Global Income Fund and AIM Global Growth Fund (the "Acquiring Funds"), each an investment portfolio of the Company, and AIM Investment Funds, a Delaware business trust ("AIF"), acting on behalf of AIM Global Government Income Fund and AIM Global Growth & Income Fund (the "Acquired Funds"), each an investment portfolio of AIF (the "Agreement"), and the consummation of the transactions contemplated therein.

                     The Agreement provides for the combination of AIM Global Government Income Fund with AIM Global Income Fund and the combination of AIM Global Growth & Income Fund with AIM Global Growth Fund (the "Reorganizations"). Pursuant to the Agreement, all of the assets of the Acquired Fund will be transferred to the Acquiring Fund with which it will combine, the Acquiring Fund will assume all of the liabilities of the Acquired Fund and the Company will issue Class A shares of the Acquiring Fund to the Acquired Fund's Class A shareholders, Class B shares of the Acquiring Fund to the Acquired Fund's Class B shareholders and Class C shares of the Acquiring Fund to the Acquired Fund's Class C shareholders. The value of each Acquired Fund shareholder's account with the Acquiring Fund immediately after the Reorganization will be the same as the value of such shareholder's account with the Acquired Fund immediately prior to the Reorganization.

AIM International Funds, Inc.
March 22, 2000
Page 2



                     The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Class A, Class B and Class C shares of the Acquiring Funds to be issued pursuant to the Agreement (the "Acquiring Fund Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganizations occur.

                     Based on the foregoing, we are of the opinion that the Acquiring Fund Shares, when issued by the Company directly to the shareholders of the Acquired Funds in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid and nonassessable.

                     We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Maryland.

                     We consent to the filing of this opinion as Exhibit 11 to the Company's Registration Statement on Form N-14 and to the references to this firm in such Registration Statement.

                                              Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP